                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )
Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
(X) Preliminary Proxy Statement
( ) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to (section mark)240.14a-11(c) or
    (section mark)240.14a-12
                            First Union Corporation
                (Name of Registrant as Specified In Its Charter)
                                Kent S. Hathaway
                   (Name of Person(s) Filing Proxy Statement)
PAYMENT OF FILING FEE (Check the appropriate box):
  (X) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange
     Act Rule 0-11:1
    4) Proposed maximum aggregate value of transaction:
1Set forth the amount on which the filing fee is calculated and state how it was determined.
  ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

(First Union Logo, see appendix)

                                                                  March   , 1994
Dear Stockholder:
  On behalf of the Board of Directors, I am pleased to extend to you an invitation to attend the Annual Meeting of Stockholders of First Union Corporation (the Corporation) to be held in Charlotte, North Carolina, on Tuesday, April 19, 1994, beginning at 9:30 a.m., E.D.S.T.
  The notice of meeting and proxy statement which appear on the following pages contain information about the matters which are to be considered at the meeting. During the meeting we will also review operating results for the past year and present other information concerning the Corporation and its subsidiaries. The meeting should be interesting and informative and we hope you will be able to attend.
  In order to ensure that your shares are voted at the meeting, please complete, date, sign and return the enclosed proxy in the enclosed postage-paid envelope at your earliest convenience. Every stockholder's vote is important, whether you own a few shares or many.
Sincerely yours,
(Signature, see appendix)
Edward E. Crutchfield, Jr.
Chairman and Chief Executive Officer
First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013

                            First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013
                            NOTICE OF ANNUAL MEETING
                          TO BE HELD ON APRIL 19, 1994
                                                                  March   , 1994
To the Stockholders:
The Annual Meeting of Stockholders (the Meeting) of First Union Corporation (the Corporation) will be held in the Auditorium, 12th floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 19, 1994, at 9:30 a.m., E.D.S.T., for the purpose of considering and acting on the following matters:
     1. A proposal to elect the nine nominees named in the attached proxy statement as directors of the Corporation to serve as Class II directors with terms expiring at the 1997 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;
     2. A proposal to approve the Corporation's 1994 Employee Stock Purchase
        Plan;
     3. A proposal to approve certain amendments to the Corporation's 1992 Master Stock Compensation Plan;
     4. A proposal to approve certain amendments to the Corporation's Management Incentive Plan;
     5. A proposal to approve certain amendments to the Corporation's Management Long-Term Cash Incentive Plan;
     6. A proposal to ratify the appointment of KPMG Peat Marwick as auditors of the Corporation for the year 1994; and
     7. Such other business as may properly come before the Meeting or any adjournments thereof.
Only stockholders of record on the books of the Corporation at the close of business on March 1, 1994, are entitled to notice of and to vote at the Meeting. (Signature, see appendix)
Edward E. Crutchfield, Jr.
Chairman and Chief Executive Officer
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                            First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013
                                PROXY STATEMENT
General
     The enclosed proxy is solicited on behalf of the Board of Directors of First Union Corporation (the Corporation) in connection with the Annual Meeting of Stockholders of the Corporation (the Meeting) to be held in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 19, 1994, at 9:30 a.m., E.D.S.T. The accompanying form of proxy is for use at the Meeting if a stockholder does not attend the Meeting in person or wishes to have his shares voted by proxy even if he attends the Meeting. The proxy may be revoked by the person giving it at any time before it is exercised, by giving written notice to the Secretary of the Corporation, by submitting a proxy having a later date, or by such person appearing at the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, proxies will be voted in favor of approval of Proposals 1 through 6 described below. This proxy statement and the enclosed form of proxy are being first mailed to the Corporation's
stockholders on or about March   , 1994.
     The only class of voting securities of the Corporation is its Common Stock, $3.33 1/3 par value per share (the Common Stock). There were shares of Common Stock issued and outstanding at the close of business on March 1, 1994, the record date for stockholders entitled to receive notice of and to vote at the Meeting. A majority of the shares entitled to vote at the Meeting, represented at the Meeting in person or by proxy, will constitute a quorum. Each share is entitled to one vote on all matters properly brought before the Meeting.
     The Corporation will bear the cost of preparing this proxy statement and of soliciting proxies in the enclosed form. Proxies may be solicited by employees of the Corporation and its subsidiaries, either personally, by letter or by telephone. Such employees will not be specifically compensated for soliciting such proxies. In addition, the Corporation has retained Georgeson & Company, Inc. as proxy solicitors, to provide certain services in connection with the solicitation of proxies. The fee for these services is $7,500, plus expenses.
                                       1

PROPOSAL 1.  ELECTION OF DIRECTORS
General Information and Nominees
     The Corporation's Articles of Incorporation (as amended, the Articles) provide that the Board of Directors shall be divided into three classes, each as nearly equal in number to the other as possible, and that at each annual meeting of stockholders, the stockholders shall elect the members of one of the three classes to three-year terms of office. The Articles also provide that the number of directors shall be determined from time to time by a majority of the directors then in office, but shall not be less than nine nor more than 30. The number of directors is currently fixed at 26. As discussed below, for purposes of the election of directors at the Meeting the number of directors has been fixed at 25.
     The terms of office of the ten current directors serving in Class II will expire at the Meeting, the terms of office of the eight current directors serving in Class III will expire at the 1995 Annual Meeting of Stockholders, and the terms of office of the eight current directors serving in Class I will expire at the 1996 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.
     James D. McComas, who was elected to the Board at last year's annual meeting of stockholders, retired as a Class II director on January 1, 1994, due to illness. Warner N. Dalhouse, currently serving as a director in Class II, is not standing for reelection. At a meeting of the directors in December 1993, William H. Goodwin, Jr. and Randolph N. Reynolds were elected directors of the Corporation to serve as Class II directors. Following the Meeting there will be eight directors in Class I, nine directors in Class II and eight directors in Class III.
     Unless a director reaches retirement age during his term in office (i.e., age 70 as a result of an amendment to the retirement policy adopted in February
1994), each director holds office until the annual meeting of stockholders at which his term expires and until his successor has been duly elected and qualified. Directors who reach retirement age during their term in office are to retire from the Board effective with the annual meeting of stockholders next following their 70th birthday, subject to the Board authorizing that such retirement be deferred on a year-to-year basis.
     As indicated below, Messrs. Davis, Dowd, Goodwin, Hemby, Laughery, Lovett, Reynolds, Uible and Younger are being nominated to serve as Class II directors with terms expiring at the 1997 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.
     Directors of the Corporation will be elected by a plurality of the votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy may be voted with discretionary authority in connection with the nomination by the Board of Directors and election of any substitute nominee, or, alternatively, the Board may reduce the number of directors to be elected at the Meeting.
     PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR THE ELECTION OF THE NINE NOMINEES NAMED BELOW AS CLASS II DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS, AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
                                       2

     Listed below are the names of the nine nominees to serve as Class II directors, and the 16 incumbent directors who will be continuing in office following the Meeting, together with: their ages; their principal occupations during the past five years; any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934; the years during which their current consecutive terms as directors of the Corporation first commenced; and the number of shares of Common Stock they beneficially owned as of January 31, 1994. As of such date, no director beneficially owned more than 1% of the outstanding shares of Common Stock. See footnote (4) following the list of directors for information relating to ownership of the Corporation's Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, no-par value (the Series 1990 Preferred Stock).

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)

CLASS II NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1997

(Photo)          ROBERT D. DAVIS (62). Chairman, D.D.I., Inc., Jacksonville,            1985      1,072,500
                 Florida, investments. Also, Vice Chairman, Winn-Dixie Stores,
                 Inc., Jacksonville, Florida, a retail supermarket chain, January
                 1988 to June 1990. Director, American Heritage Life Investment
                 Corporation, Stein Mart, Inc. and Winn-Dixie Stores, Inc. (1)(4)
(Photo)          RODDEY DOWD, SR. (61). Chairman, Charlotte Pipe and Foundry            1988          8,277
                 Company, Charlotte, North Carolina, a manufacturer of pipe and fittings. Director, Ruddick Corporation.
(Photo)          WILLIAM H. GOODWIN, JR. (53). Chairman, AMF Companies, Richmond,      1993*          3,000
                 Virginia, a manufacturer of sports and other equipment. Director,
                 Basset Furniture Industries, Incorporated. (2)
(Photo)          TORRENCE E. HEMBY, JR. (68). President, Beverly Crest                  1987         12,300
                 Corporation, Charlotte, N.C., real estate development. (1)(3)

* Elected a director by the Board of Directors of the Corporation at a meeting in December 1993.
                                       3

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          JACK A. LAUGHERY (59). Chairman, Hardee's Food Systems, Inc.,          1978          5,617
                 Rocky Mount, North Carolina, a fast food chain, since January
                 1990. Chairman and Chief Executive Officer, Imasco U.S.A., the
                 parent corporation of Hardee's Food Systems, Inc., prior to
                 January 1990. Director, Imasco, Ltd. and Papa John's
                 International Inc.
(Photo)          RADFORD D. LOVETT (60). Chairman, Commodores Point Terminal            1985        181,546
                 Corp., Jacksonville, Florida, an operator of a marine terminal and real estate. Director, American Heritage Life Investment
                 Corporation, Florida Rock Industries, Inc., FRP Properties, Inc.
                 and Winn-Dixie Stores, Inc. (4)
(Photo)          RANDOLPH N. REYNOLDS (52). Vice Chairman, Reynolds Metals             1993*            609
                 Company, Richmond, Virginia, an aluminum manufacturer, since
                 January 1994. Executive Vice President, Reynolds Metals Company,
                 prior to January 1994. Director, Reynolds Metals Company.
(Photo)          JOHN D. UIBLE (58). Investor, Jacksonville, Florida. Chairman and      1990         10,000
                 Chief Executive Officer, Florida National Banks of Florida, Inc.
                 (Florida National), prior to Florida National being acquired by the Corporation in January 1990. (4)
(Photo)          KENNETH G. YOUNGER (68). Chairman (since May 1991) and Chief           1986         13,080
                 Executive Officer (since January 1993), Carolina Freight
                 Corporation, Cherryville, N.C., an interstate motor carrier. Vice
                 Chairman, Carolina Freight Corporation, August 1989 to May 1991,
                 and President and Chief Executive Officer, prior to August 1989.
                 Director, Carolina Freight Corporation.

* Elected a director by the Board of Directors of the Corporation at a meeting in December 1993.
                                       4

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)

INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRING IN 1995

(Photo)          G. ALEX BERNHARDT (50). President and Chief Executive Officer,         1992          4,420
                 Bernhardt Furniture Company, Lenoir, North Carolina, furniture manufacturing. Director, Duke Power Company. (1)
(Photo)          W. WALDO BRADLEY (60). Chairman, Bradley Plywood Corporation,          1986         51,518
                 Savannah, Georgia, building materials. Director, Atlanta Gas
                 Light Company and Savannah Foods & Industries, Inc. (1)
(Photo)          BRENTON S. HALSEY (66). Chairman Emeritus, James River                 1993          6,340
                 Corporation, Richmond, Virginia. Chairman, James River
                 Corporation, from 1990 to 1992, and Chairman and Chief Executive
                 Officer prior to 1990. Director, Westmoreland Coal Company.

                                       5

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          HOWARD H. HAWORTH (59). President, The Haworth Group and The           1986         20,000
                 Haworth Foundation, Inc., Morganton, North Carolina, investments.
                 Group President, Masco Home Furnishings, Masco Corporation,
                 Morganton, North Carolina, a home furnishings industry
                 conglomerate, October 1990 to August 1991. Chairman, North
                 Carolina State Board of Education, January 1988 to September
                 1990. Director, Carolina Freight Corporation.
(Photo)          LEONARD G. HERRING (66). President and Chief Executive Officer,        1986         26,408
                 Lowe's Companies, Inc., North Wilkesboro, North Carolina, a
                 retailer of building materials and related products for home improvement. Director, Lowe's Companies, Inc.
(Photo)          HENRY D. PERRY, JR., M.D. (67). Physician, Plantation, Florida.        1985        702,236
                 (1)(4)
(Photo)          LANTY L. SMITH (51). Chairman and Chief Executive Officer,             1987          2,000
                 Precision Fabrics Group, Inc., Greensboro, North Carolina, a
                 manufacturer of technical, high-performance textile products.
                 Director, Masland Corporation. (1)
(Photo)          DEWEY L. TROGDON (62). Chairman, Cone Mills Corporation,               1986            616
                 Greensboro, North Carolina, a textile manufacturer. Also, Chief
                 Executive Officer, Cone Mills Corporation, prior to August 1990.
                 Director, Cone Mills Corporation.

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)

INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRING IN 1996

(Photo)          ROBERT J. BROWN. (59). Chairman, President and Chief Executive         1993            450
                 Officer, B&C Associates, Inc., High Point, North Carolina, a
                 public relations and marketing research firm. (4)
(Photo)          EDWARD E. CRUTCHFIELD, JR. (52). Chairman and Chief Executive          1977        188,528
                 Officer, the Corporation. Also, President, the Corporation,
                 October 1988 to June 1990. Director, BellSouth
                 Telecommunications, Inc., Bernhardt Industries, Inc., Liberty
                 Corporation and VF Corporation. (1)
(Photo)          R. STUART DICKSON (64). Chairman of the Executive Committee,           1985         34,747
                 Ruddick Corporation, Charlotte, North Carolina, a diversified holding company, since February 1994. Chairman, Ruddick
                 Corporation, prior to February 1994. Director, PCA International,
                 Inc., Ruddick Corporation, Textron, Inc. and United Dominion
                 Industries. (1)(4)
(Photo)          B. F. DOLAN (66). Retired. Prior to January 1993, Chairman,            1977         23,816
                 Textron, Inc., Providence, Rhode Island, a manufacturer of aerospace, consumer, industrial and other products. Also, Chief
                 Executive Officer, Textron, Inc., prior to January 1992, and
                 President, prior to January 1990. Director, FPL Group, Inc.,
                 Ruddick Corporation and Textron, Inc.
(Photo)          JOHN R. GEORGIUS (49). President, the Corporation, since June          1988        117,977
                 1990. Chairman and Chief Executive Officer, First Union National
                 Bank of North Carolina (FUNB-NC), a subsidiary of the
                 Corporation, Charlotte, North Carolina, from October 1988 to
                 February 1993. Vice Chairman, the Corporation, August 1987 to
                 June 1990. (1)

                                       7

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          MAX LENNON (53). President, Clemson University, Clemson, South         1988            100
                 Carolina. Director, Delta Woodside Industries, Inc. and Duke
                 Power Company.
(Photo)          RUTH G. SHAW (46). Vice President, Corporate Communications, Duke      1990            100
                 Power Company, Charlotte, North Carolina, an investor-owned electric utility, since September 1992. President, Central
                 Piedmont Community College, prior to September 1992. (1)
(Photo)          B. J. WALKER (63). Vice Chairman, the Corporation. Also, Chairman      1987        105,942
                 and Chief Executive Officer, First Union National Bank of Florida
                 (FUNB-FL), a subsidiary of the Corporation, Jacksonville,
                 Florida, prior to March 1991. (1)(3)

  (1) Each director or nominee named above has sole voting and investment power over the issued and outstanding shares of Common Stock beneficially owned by such director on January 31, 1994, except for the following shares over which the directors indicated, and such directors and the five executive officers of the Corporation (Messrs. Crutchfield, Georgius, Walker, Robert
      T. Atwood, Executive Vice President and Chief Financial Officer, and Marion A. Cowell, Jr., Executive Vice President, Secretary and General Counsel) as a group, share voting and/or investment power: Mr.
      Bernhardt -- 1,059 shares; Mr. Davis -- 1,060,000 shares; Mr.
      Dickson -- 25,400 shares; Mr. Georgius -- 200 shares; Mr. Hemby -- 12,300 shares; Dr. Perry -- 608,608 shares; Dr. Shaw -- 100 shares; Mr.
      Walker -- 30,000 shares; and members of the group (including the foregoing) -- 1,757,732 shares.
      The 26 current directors and the five executive officers of the Corporation beneficially owned a total of 2,781,978 shares, or approximately 1.6% of the outstanding shares of Common Stock, as of January 31, 1994. Included in the calculation of the number of shares of Common Stock so owned are the following shares held under certain of the Corporation's employee benefit plans, including options which were exercisable on January 31, 1994, or within 60 days thereafter, by the directors indicated, and by the directors and such executive officers as a group: Mr. Crutchfield -- 87,027 shares; Mr. Dalhouse -- 68,797 shares; Mr. Georgius -- 53,633 shares; Mr. Walker -- 14,810 shares; and members of the group (including the foregoing) -- 252,585 shares. Non-employee directors are not eligible to participate in any of the Corporation's stock option or other employee benefit plans.
      The following directors or nominees disclaim beneficial ownership of certain shares of Common Stock held by certain of their related or other parties, as a result of which these shares are not included in the number of shares indicated above: Mr. Bernhardt -- 344 shares; Mr. Bradley --
                                       8

     32,725 shares; Mr. Davis -- 185,000 shares; Mr. Georgius -- 1,703 shares;
      Dr. Perry -- 192,006 shares; and Mr. Smith -- 5,300 shares.
  (2) See Other Matters Relating to Executive Officers and Directors below.
  (3) Mr. Hemby and Mr. Walker also served as directors of the Corporation from April 1985 to April 1986 and from April 1986 to November 1986, respectively.
  (4) As of January 31, 1994, none of the directors or nominees were the beneficial owners of any shares of Series 1990 Preferred Stock, except for Mr. Davis -- 15,000 shares; Mr. Dickson, 4,000 shares (as to which shares Mr. Dickson has shared voting and investment power); Mr. Lovett, 13,136 shares; and Mr. Uible, 550,954 shares. The shares owned by each of such directors represent less than 1% of the outstanding shares of Series 1990 Preferred Stock as of such date, except for Mr. Uible, whose shares represent 8.7% of the outstanding shares of such series as of such date. As of such date, the directors and the five executive officers of the Corporation as a group were the beneficial owners of 583,090 shares, or 9.2%, of the outstanding shares of such series. Mr. Uible disclaims beneficial ownership of 10,000 shares of Series 1990 Preferred Stock owned by a related party, as a result of which these shares are not included in the number of shares indicated.
Committees and Attendance
  Executive Committee. The Executive Committee of the Board of Directors held six meetings in 1993. The Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except for those duties and authorities delegated to other committees of the Board of Directors or which are exclusively reserved to the Board of Directors by the By-laws of the Corporation or by statute. The following directors are the current members of the Executive Committee: Dolan (Chairman), Crutchfield, Davis, Dickson, Herring, Smith and Walker.
  Audit Committee. The Audit Committee of the Board of Directors held six meetings in 1993. The principal responsibilities of the Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Corporation with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Corporation as may be directed by the Board of Directors. The following directors are the current members of the Audit
Committee: Bradley (Chairman), Davis (Vice Chairman), Bernhardt, Dowd, Haworth, Reynolds and Shaw.
  Financial Management Committee. The Financial Management Committee of the Board of Directors held six meetings in 1993. The Committee is authorized, among other things, to review lending and deposit policies and to monitor non-performing assets, owned real estate and investment policies and procedures. The Committee also reviews the Corporation's mortgage banking and capital management activities. The following directors are the current members of the Financial Management Committee: Perry (Chairman), Smith (Vice Chairman), Brown, Georgius, Goodwin, Laughery, Lennon, Uible and Younger.
  Human Resources Committee. The Human Resources Committee of the Board of Directors (the HR Committee) held six meetings in 1993. The HR Committee is authorized, among other things, to review and make recommendations to the Board regarding employee compensation, to administer various employee benefit plans, to act as the executive compensation committee of the Corporation and to monitor conditions of employment and personnel policies. The following directors are the current members of the HR Committee: Dickson (Chairman), Herring (Vice Chairman), Dolan, Halsey, Hemby, Lovett and Trogdon.
                                       9

  Nominating Committee. The Nominating Committee of the Board of Directors held two meetings in 1993. The Committee is authorized, among other things, to recommend the number of directors to be elected to the Board of Directors of the Corporation and its subsidiaries, to recommend any changes in Board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. The following directors are the current members of the Nominating Committee: Dolan (Chairman), Dickson (Vice Chairman), Crutchfield, Herring and Lovett. The Corporation's By-laws include provisions setting forth specific conditions under which persons may be nominated as directors of the Corporation at an annual meeting of stockholders.
  Attendance. The Board of Directors of the Corporation held eight meetings in 1993. In 1993, all of the directors attended at least 75% of the aggregate of the meetings of the Board of Directors of the Corporation and the above committees on which they served during the period they were directors and members of such committees, except for Messrs. Dalhouse, Lovett, McComas, Trogdon and Uible, who were not able to attend at least 75% of such meetings because of illness, business or other conflicts.
Executive Compensation
  The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) the Chief Executive Officer of the Corporation (the CEO), and (ii) the four other most highly compensated executive officers of the Corporation or a subsidiary of the Corporation, who were serving as executive officers of the Corporation or a subsidiary of the Corporation at December 31, 1993 (the CEO and such officers, the Named Officers).
  The following information does not reflect any compensation awarded to, earned by, or paid to the Named Officers subsequent to December 31, 1993, except as may otherwise be indicated. Any compensation awarded to, earned by, or paid to the Named Officers during 1994 will be reported in the proxy statement for the Corporation's 1995 Annual Meeting of Stockholders, unless such compensation is not required to be reported.
                                       10

  SUMMARY COMPENSATION TABLE
  The following table sets forth for the Named Officers for each of the last three calendar years: (i) their name and principal position (column (a)); (ii) year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e));
(iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the Common Stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans (LTIPs) (column (h)); and (v) all other compensation for the covered year that the Corporation believes could not be properly reported in any other column of the table (column (i)).
                           SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term Compensation
                                                                                                            Awards
                                                            Annual Compensation                                     Securities
                                                                           Other Annual           Restricted        Underlying
         Name and Principal                     Salary       Bonus         Compensation         Stock Award(s)     Options/SARs
              Position                  Year      ($)         ($)             ($)(1)               ($) (2)           (#)
                (a)                     (b)       (c)         (d)               (e)                  (f)               (g)
Edward E. Crutchfield, Jr.              1993    810,000     810,000            30,289                720,000          24,000
 Chairman and Chief                     1992    750,000     750,000            24,717              1,090,600          30,400
 Executive Officer,                     1991    650,000           0                                  869,250               0
 the Corporation
John R. Georgius                        1993    590,000     590,000            21,017                450,000          15,000
 President,                             1992    525,000     525,000            13,371                658,306          18,350
 the Corporation                        1991    450,000           0                                  526,125               0
Byron E. Hodnett                        1993    395,000     395,000             4,771                270,000           9,000
 Chief Executive Officer,               1992    365,000     365,000             5,366                414,356          11,550
 FUNB-FL                                1991    300,000           0                                  343,125               0
Robert T. Atwood                        1993    325,000     325,000            19,879                216,000           7,200
 Executive Vice                         1992    270,000     255,000             7,172                283,412           7,900
 President and                          1991    191,667(4)  120,000(4)                               228,750               0
 Chief Financial Officer,
 the Corporation
B. J. Walker                            1993    375,000     250,000             9,462                180,000           6,000
 Vice Chairman,                         1992    365,000     180,000            11,183                188,344           5,250
 the Corporation                        1991    350,000           0                                  160,125               0

                                      Payouts
                                       LTIP        All Other
         Name and Principal           Payouts     Compensation
              Position                  ($)       ($) (1) (3)
                (a)                     (h)           (i)
Edward E. Crutchfield, Jr.            375,000        54,049
 Chairman and Chief                         0        49,680
 Executive Officer,                         0
 the Corporation
John R. Georgius                      262,500        39,177
 President,                                 0        34,110
 the Corporation                            0
Byron E. Hodnett                      182,500        27,037
 Chief Executive Officer,                   0        23,170
 FUNB-FL                                    0
Robert T. Atwood                      127,500        23,821
 Executive Vice                             0        16,470
 President and                              0
 Chief Financial Officer,
 the Corporation
B. J. Walker                          127,500        30,006
 Vice Chairman,                             0        32,430
 the Corporation                            0

(1) Information under columns (e) and (i) for 1991 is not required. Information regarding personal benefits under column (e) that total less than $50,000 is also not required. Dollar amounts indicated for 1993 consist of (i) amounts reimbursed for the payment of taxes on certain personal benefits, and (ii) above-market earnings on deferred compensation.
(2) The aggregate number of shares of restricted stock held as of December 31, 1993, and the value thereof as of such date, were as follows: Crutchfield:
    44,860 shares ($1,850,475); Georgius: 27,260 shares ($1,124,475); Hodnett:
    17,280 shares ($712,800); Atwood: 10,800 shares ($445,500); and Walker:
    11,020 shares ($454,575). Dividends on shares of restricted stock are paid quarterly. See Proposal 3 below.
(3) Amounts shown for 1993 consist of the following:

                                                                Crutchfield    Georgius    Hodnett    Atwood    Walker
Matching contributions/Savings Plan..........................     $48,600       35,190     23,700     19,500    22,500
Value of life insurance premiums.............................       5,104        2,610      1,374     4,320      5,265
Above market interest on deferred compensation...............         345        1,377      1,963         1      2,241

(4) Employed by the Corporation since March 1991. In accordance with terms of employment, the 1991 bonus consists of a $70,000 payment to offset relocation expenses and a $50,000 guaranteed minimum bonus.
                                       11

  OPTION/SAR GRANTS TABLE
  The following table sets forth, with respect to grants of stock options made during 1993 to each of the Named Officers: (i) the name of such officer (column
(a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1993 (column (c)); (iv) the per share exercise price of the options granted (column
(d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).
                           OPTION/SAR GRANTS IN 1993

                                      Individual Grants
                 Number of Securities           % of Total
                Underlying Options/SAR     Options/SARs Granted     Exercise or                        Black-Scholes
                     Granted (1)               to Employees         Base Price      Expiration     Grant Date Value (2)
    Name                 (#)                   in 1993              ($/Sh)           Date                ($)
    (a)                  (b)                       (c)                  (d)            (e)                 (f)
Crutchfield             24,000                     3.96                45.00          6/14/03             371,520
Georgius                15,000                     2.48                45.00          6/14/03             232,200
Hodnett                  9,000                     1.49                45.00          6/14/03             139,320
Atwood                   7,200                     1.19                45.00          6/14/03             111,456
Walker                   6,000                     0.99                45.00          6/14/03              92,880

(1) Options granted are incentive stock options under (section mark)422 of the Internal Revenue Code, except for options granted to Mr. Crutchfield and
    Mr. Georgius to purchase 21,941 and 6,169 shares of Common Stock, respectively. Options are exercisable after one year from the date of grant, subject to the limitations under (section mark)422, at an option exercise price equal to the market price of the Common Stock at the date of grant.
(2) The values shown reflect standard application of the Black-Scholes pricing model using (i) 60 month volatility and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity, and (iv) dividends at the annualized rate in place on the date of grant. The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes option pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal bell-shaped curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, which will depend, to a large degree, on the efforts of the Named Officers to bring future success to the Corporation for the benefit of all stockholders.
                                       12

  AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE TABLE
  The following table sets forth, with respect to each exercise of stock options (or tandem stock appreciation rights (SARs)) and freestanding SARs during 1993 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column
(c)); (iv) the total number of unexercised options and SARs held at December 31, 1993, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 1993, separately identifying the exercisable and unexercisable options and SARs (column (e)).
                  AGGREGATED OPTION/SAR EXERCISES IN 1993 AND
                      DECEMBER 31, 1993 OPTION/SAR VALUES

                                                     Number of Securities
                                                          Underlying
                                                          Unexercised            Value of Unexercised
                                                         Options/SARs          In-the-Money Options/SARs
                Shares Acquired                       at 12/31/93 (#)               at 12/31/93 ($)
                  on Exercise          Value             Exercisable/                Exercisable/
    Name               (#)           Realized ($)         Unexercisable               Unexercisable
    (a)               (b)               (c)                   (d)                         (e)
Crutchfield               0                  0         81,743/50,211             1,431,801/184,326
Georgius                  0                  0         49,207/30,563              892,107/83,651
Hodnett                   0                  0          2,787/17,763               14,980/47,101
Atwood                    0                  0          2,787/12,313               14,980/27,482
Walker               21,175            270,220         10,887/8,463               166,855/13,239

  LONG-TERM INCENTIVE PLAN AWARDS TABLE
  The following table sets forth, with respect to each award made to a Named Officer in 1993 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column (b));
(iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for plans not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)).
                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1993*

                                                                            Estimated Future Payments under
                                                                              Non-Stock Price-Based Plans
                    Number of Shares,          Performance or Other       Threshold       Target      Maximum
                  Units or Other Rights       Period Until Maturation       ($ or         ($ or        ($ or
    Name                   (#)                        or Payout                #)           #)           #)
    (a)                    (b)                          (c)                  (d)           (e)          (f)
Crutchfield
Georgius
Hodnett
Atwood
Walker

                                       13

*See the Summary Compensation Table above. Under the Corporation's Management
 Long-Term Cash Incentive Plan, if the Corporation achieves not less than a 10% average return on equity (ROE) for the three-year period ending each December 31 (two-year period ended December 31, 1992), based on the Corporation's adjusted net income, a contribution to a management incentive pool will be made, based on (i) the rank of the Corporation's average ROE for the applicable period compared to the average ROE of the 25 largest bank holding companies in the U.S. for such period (ranging from a ranking of one to 13), and (ii) a percentage of base salaries of the participants in the Plan for the last year of the period (gradually decreasing from 50% of such salaries if the Corporation's rank is one, to 27% if such rank is 13). Participants receive awards under the Plan on the basis of individual performance as determined by the HR Committee. The maximum potential award is 100% of base salary. Any award made in 1994 will be reported in the proxy statement for the Corporation's 1995 Annual Meeting of Stockholders. See Proposal 5 below.
  PENSION PLAN TABLE
  The following table sets forth the estimated annual benefits payable upon retirement under the Corporation's Pension Plan (including amounts attributable to the Corporation's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.
  The compensation covered by the Pension Plan includes basic compensation, overtime and certain incentive compensation. The portions of compensation which are considered covered compensation under the Pension Plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 1994, the credited full years of service under the Pension Plan were as follows: Mr. Crutchfield -- 28 years; Mr. Georgius -- 18 years; Mr. Hodnett -- 21 years; Mr. Atwood -- 3 years; and Mr. Walker -- 37 years.
  The portions of compensation which are considered covered compensation under the Corporation's Supplemental Retirement Plan for the Named Officers are the annual salary and bonus amounts indicated in the Summary Compensation Table. The Pension Plan is referred to in the table as PP and the Supplemental Retirement Plan as SRP.

                                           Estimated annual retirement benefit, assuming a married
                                              participant, a straight life annuity and the years
                                                           of service indicated (1)
     Average annual           15 years         20 years          25 years           30 years           35 years
      compensation          PP       SRP      PP      SRP      PP       SRP       PP       SRP       PP       SRP
$ 500,000................ $33,422  117,369  44,563  161,441  55,704    205,513  66,845    249,585  70,595    246,266
750,000..................  33,422  198,267  44,563  269,304  55,704    340,342  66,845    411,379  70,595    408,061
1,000,000................  33,422  279,164  44,563  377,167  55,704    475,171  66,845    573,174  70,595    569,855
1,250,000................  33,422  360,061  44,563  485,031  55,704    610,000  66,845    734,969  70,595    731,650
1,500,000................  33,422  440,959  44,563  592,894  55,704    744,829  66,845    896,764  70,595    893,445
1,750,000................  33,422  521,856  44,563  700,757  55,704    879,658  66,845  1,058,559  70,595  1,055,240
2,000,000................  33,422  602,754  44,563  808,620  55,704  1,014,487  66,845  1,220,354  70,595  1,217,035

(1) For the year ending December 31, 1994, the annual retirement benefit payable under the Corporation's Pension Plan is limited by federal law to $118,800 and the maximum covered compensation is limited to $150,000. For officers covered under the Corporation's Supplemental Retirement Plan, any excess annual retirement benefit (based on 30 or less years of service) which could not be paid under the Pension Plan because of such limitations would be payable under the Supplemental Retirement Plan. The foregoing is reflected in the table.
                                       14

  COMPENSATION OF DIRECTORS
  Directors of the Corporation receive a quarterly retainer of $5,500, plus $1,000 for each committee meeting attended and $2,000 for each meeting of the Board of Directors attended. In addition to the foregoing, the Chairman of each committee receives a quarterly fee of $250. Travel and accommodation expenses of directors incurred in traveling to and from meetings are reimbursed by the Corporation. Directors who are employees of the Corporation or its subsidiaries do not receive any directors' fees. Directors' fees totaling $910,898 were either paid by the Corporation to the directors of the Corporation in 1993 or deferred under the terms of the Corporation's Deferred Compensation Plan for Non-Employee Directors. Certain office space and secretarial services are provided by the Corporation to Mr. Uible, who formerly was Chairman and Chief Executive Officer of Florida National and currently serves as a director of the Corporation and FUNB-FL. Mr. Uible also receives fees for serving as a director of FUNB-FL ($1,000 per meeting attended).
  Under the Corporation's Deferred Compensation Plan for Non-Employee Directors, directors of the Corporation who are not employees of the Corporation or any of its subsidiaries may defer payment of all or any part of their directors' fees (including fees payable as committee members). Amounts deferred under the Plan, plus interest, are payable after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the HR Committee in its discretion. A total of 18 directors of the Corporation elected to defer $697,137 of their 1993 directors' fees under the Plan. Deferred fees may either earn interest or be valued based on the fair market value of the Common Stock, at the option of the director.
  All non-employee directors of the Corporation who serve as such for five years or more are eligible to participate in the Corporation's Retirement Plan for Non-Employee Directors. Under the Plan, after the end of the calendar year in which the director retires from the Board, the retired director is entitled to receive annually for 10 years $1,000 for each year he or she served as a director of the Corporation, up to a maximum of $10,000 per year.
  EMPLOYMENT CONTRACTS
  In August 1985, the Corporation and Mr. Crutchfield entered into an employment agreement providing for the employment of Mr. Crutchfield as Chairman and Chief Executive Officer of the Corporation until December 31, 1990, subject to (i) the extension of such period of employment so that the unexpired portion thereof would be not less than five years, (ii) the right of either party to terminate the agreement at any time, and (iii) the right of Mr. Crutchfield to terminate the agreement if the Board of Directors changes such offices held by Mr. Crutchfield or the power and authority or duties or responsibilities attendant thereto. The agreement provides that Mr. Crutchfield's annual salary will not be less than $330,000 and that the Corporation, in its sole discretion, may award Mr. Crutchfield an annual bonus based on his performance and other factors. If the Corporation terminates the agreement other than for cause (as therein defined) or if Mr. Crutchfield terminates the agreement as provided in (iii) above, the agreement provides that the Corporation will pay to Mr. Crutchfield an amount equal to the sum of (a) the result of multiplying (i) Mr. Crutchfield's annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employment, and (b) the result of multiplying (i) the annual average bonus payable to Mr. Crutchfield during the three calendar years preceding the termination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If Mr. Crutchfield terminates his employment other than as provided in (iii) above, he will be entitled to be paid 66 2/3% of his annual salary for a period of two years following termination of his employment, subject to termination of such payments if Mr. Crutchfield were to violate a two-year non-compete provision provided for in the agreement.
                                       15

  None of the other Named Officers has an employment contract with the Corporation.
  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
  The Current members of the HR Committee are Messrs. Dickson, Dolan, Halsey, Hemby, Herring, Lovett and Trogdon, all of whom are independent, outside directors of the Corporation.
  Mr. Crutchfield serves on the Board of Directors of Bernhardt Furniture Company, and as one of the outside directors on the Compensation Advisory Committee of such Board. G. Alex Bernhardt, a director of the Corporation, serves as President and Chief Executive Officer of Bernhardt Furniture Company.
  HR COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The HR Committee had six regularly scheduled meetings during 1993, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations without the presence of the CEO. The Corporation's executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component is substantial. Variable pay elements include a short-term incentive plan, a stock compensation plan and a long-term cash incentive plan, which are discussed further below. All plans are developed based on competitive information and administered to balance the interests of the executives with the performance of the Corporation and the interests of its stockholders.
  In its deliberations on executive pay the HR Committee maintains the following standards:
 (bullet) Programs are designed to attract, motivate, reward and retain high performing and dedicated management employees.
 (bullet) In total, the compensation programs balance competitive need, corporate, individual and business unit performance, and
          affordability.
 (bullet) Programs provide competitive financial security for executives and dependents in the event of death, disability or retirement.
  The HR Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the HR Committee consistently uses the 25 largest bank holding companies in the U.S. as the comparator group when making compensation decisions. The Corporation ranked 9th in size among this group on December 31, 1993, based on total assets.
  The companies chosen for compensation comparisons in the most recent competitive study are not the same companies that comprise the published industry index in the performance graph set forth below. The HR Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.
  The Corporation's executive compensation program targets the median of the market for total compensation and for each component of compensation, in order to strike a balance between the desire to pay for performance and the need to retain executives by providing competitive pay opportunities. The Corporation's and the HR Committee's intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the short-term Management Incentive Plan, the Management Long-Term Cash Incentive Plan and grants made under the 1992 Master Stock Compensation Plan, result in compensation levels which have the same relative rank as
                                       16
performance within the peer group. This result is achieved through the use of proxy data on total compensation for the five most highly compensated executives and financial performance data for the peer companies. For other executive officers, the HR Committee uses judgment based on this data. All compensation plans, and decisions made in the application of these plans, are coordinated so that total compensation is competitive with the market as defined above.
  Each compensation decision is based on what is competitive for that compensation element relative to the peer group as well as the impact of that decision on total pay. In addition, the HR Committee looks at the relationship between total pay and performance over time (typically a three-year period) as well as comparisons for a single year. Because only historical pay and performance information is known at the time compensation decisions are made, the HR Committee believes that pay for performance is better achieved through this process. The HR Committee will continue to assess historical performance versus historical pay in making compensation decisions.
  The HR Committee's review of executive compensation relative to the $1 million limit on tax deductible compensation was made in the context of insuring the ability to balance sound compensation decisions with appropriate fiscal responsibility. The HR Committee's intention is to modify the Corporation's executive compensation plans to minimize the possibility of lost deductions. However, the HR Committee believes it is important to balance the effectiveness of such plans against the materiality of any possible lost deductions.
  To continue to meet these objectives, the HR Committee may from time to time change or adjust one or more of the Corporation's executive compensation plans, or recommend the same to the Board of Directors, as it judges appropriate. Additionally, the Corporation from time to time employs an independent firm of employee benefit consultants to advise the Corporation and the HR Committee as to various matters relating to executive compensation.
  Base Salary
  The Corporation's base salary program targets base salaries for executive officers at market. As indicated above, the market for the Corporation is the 25 largest bank holding companies in the U.S., as measured by total assets. Base salaries are generally set at the size-adjusted median of this market. Base salary increases in 1993 were made solely as a result of increases in market data.
  Short-Term Management Incentive Plan
  The Corporation's short-term Management Incentive Plan covering executive officers is funded based on the Corporation's ROE. The threshold ROE for incentive payments is 12%. Individual awards may range from 0% to 100% of base salary. Determination of individual awards is based primarily on the Corporation's ROE, but includes a subjective assessment of individual performance. Measures of individual performance include meeting business unit objectives, promoting corporate values and providing leadership to employees.
  The Corporation's ROE for 1993 was 17.42%. Short-term incentive awards for 1993 were based primarily on this measure although individual performance was also considered in award determinations. Maximum awards were made to a number of executives in recognition of this performance.
                                       17

  Long-Term Incentive Program
  The long-term incentive program is composed of the following:
  (bullet) The Corporation's 1992 Master Stock Compensation Plan, which is made up of two elements: stock options and restricted stock awards. The HR Committee believes that issuing stock options and restricted stock to executives benefits the Corporation's stockholders by encouraging and enabling executives to own the stock of the Corporation, thus aligning executive pay with stockholder interests.
  (bullet) The Corporation's Management Long-Term Cash Incentive Plan, which pays cash awards based on ROE performance. The Corporation's rank for the period in ROE against the peer group determines the available pool from which awards may be made. The Corporation's
           ROE for the period, and individual performance, are considered in determining actual payouts from the plan.
  Award sizes for the stock plan, and payouts from the long-term cash plan, are set so that total compensation has the same relative rank as performance within the peer group. The 1993 mix of the long-term incentive program awards was set subjectively. In determining the mix, the HR Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered. No acceleration of vesting or of payouts occurred under these plans in 1993.
  1993 Compensation for the CEO
  Mr. Crutchfield is eligible to participate in the same executive compensation plans available to the other executive officers as described above. His 1993 base salary was set at the size-adjusted median of the peer group. The size-adjusted median increased primarily because of the Corporation's increase in asset size from $46 billion in 1992 to $72 billion in 1993. Mr. Crutchfield's short-term Management Incentive Plan payout and Management Long-Term Cash Incentive Plan payout were based primarily on the Corporation's ROE, and included a subjective assessment of individual performance. In this case, the HR Committee considered overall financial performance, including return on equity of 17.42%, return on assets of 1.20%, net income of $793 million (a 27% increase over 1992 originally reported net income), and success in meeting strategic objectives. These included the acquisition of Dominion Bankshares Corporation, South Carolina Federal Corporation, DFSoutheastern, Inc., Georgia Federal Bank, FSB, and First American Metro Corp. (each of which was acquired by the Corporation in 1993), and the agreement by the Corporation to acquire Lieber and Company entered into in 1993. The stock option grants and restricted stock awards made to Mr. Crutchfield in 1993 were based on the analysis discussed above. That is, the HR Committee set them so that Mr. Crutchfield's total compensation has the same relative rank as performance within the peer group. The mix of options and restricted stock awards was set subjectively, balancing rewards for past performance with incentives for future performance.

R. STUART DICKSON, Chairman           TORRENCE E. HEMBY, JR.
LEONARD G. HERRING, Vice Chairman     RADFORD D. LOVETT
B. F. DOLAN                           DEWEY L. TROGDON
BRENTON S. HALSEY

                                       18

  PERFORMANCE GRAPH
  The following graph compares (i) the yearly change in the cumulative total stockholder return on the Common Stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index (S&P 500) and the Keefe, Bruyette & Woods, Inc. 50 Index (KBW 50). The graph assumes that the value of an investment in the Common Stock and in each index was $100 on December 31, 1988, and that all dividends were reinvested.
  The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.
                            TOTAL STOCKHOLDER RETURN
                   JANUARY 1, 1989 THROUGH DECEMBER 31, 1993

                     (Graph appears here, see appendix)


                                                                                       December 31,
                                                                       1988    1989    1990    1991    1992    1993
The Corporation.....................................................   $100     97      77     158     237     232
S&P 500.............................................................    100    132     127     166     179     197
KBW 50..............................................................    100    119      85     135     172     182

  The information set forth above under the subheadings HR Committee Report on Executive Compensation and Performance Graph (i) shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Corporation under such Act or the Securities Act of 1933 (the 1933 Act) shall not be deemed to be incorporated by reference in any such filing.
Other Matters Relating to Executive Officers and Directors
  The directors and executive officers of the Corporation and its subsidiaries who are members of the Corporation's Corporate Management Committee, organizations with which they are affiliated and members of their immediate families, are customers of the Corporation's banking subsidiaries. In the opinion of management of the Corporation, the outstanding indebtedness and commitments in connection with the lending relationships of such directors and officers with the Corporation's banking subsidiaries were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features. During 1993, the aggregate monthly outstanding principal balances of loans made by the Corporation's banking subsidiaries to such directors and officers and including certain of their related interests, ranged from a high of approximately $240 million to a low of approximately $160 million.
  In addition, the Corporation or its subsidiaries have the following relationships with the directors who are continuing in office following the Meeting or the director nominees indicated:
   -- William H. Goodwin, Jr. is President of a corporation that in 1993 had several leases for computer, telecommunication and related equipment with First Union Corporation of Virginia (formerly Dominion Bankshares Corporation), a subsidiary of the Corporation. While such leases were in effect during 1993, average monthly rental payments for such leases ranged from $150,000 to $175,000. All such leases terminated in October 1993, except for one lease with a current termination date in August 1996 and a monthly rental payment of $3,000.
  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain executive officers of the Corporation and its subsidiaries covered by such Section, and any persons who own more than 10% of any class of the Corporation's equity securities, to file certain reports relating to their ownership of such securities and changes in such ownership with the Securities and Exchange Commission (the SEC) and the New York Stock Exchange and to furnish the Corporation with copies of such reports. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation or written representations relating thereto, during or prior to the year ended December 31, 1993, all Section 16(a) filing requirements applicable to such officers, directors and greater than 10% owners were complied with, except as set forth in prior proxy statements and except for late filings relating to: a purchase of Common Stock by Robert J. Brown, a director of the Corporation; a gift of Common Stock by the spouse of Byron E. Hodnett, an officer of the Corporation covered by Section 16(a); and a distribution from a trust for which Henry D. Perry, a director of the Corporation, is trustee.
                                       20

PROPOSAL 2. APPROVAL OF THE CORPORATION'S 1994 EMPLOYEE STOCK
              PURCHASE PLAN
General
  Management is recommending approval of the 1994 Employee Stock Purchase Plan (the 1994 Plan), which was adopted by the Board of Directors in February 1994, subject to the approval of the stockholders. The Corporation has offered several plans similar to the 1994 Plan in the past.
  The employee stock purchase plans are intended to encourage ownership of Common Stock by employees and to encourage employees to remain with the Corporation or its subsidiaries through an opportunity to share in the increased value of the Common Stock to which the employees contribute. The plans are for the benefit of all eligible full-time employees of the Corporation and its subsidiaries, both officers and non-officers.
Eligibility and Participation; Administration
  The 1994 Plan authorizes the Corporation to issue options to eligible employees to purchase shares of Common Stock at 85% of the fair market value of Common Stock on August 1, 1994, or, if lesser, and to the extent such options are not exercised or forfeited prior to June 28, 1996, at 85% of the fair market value of the Common Stock on such date. Administration of the 1994 Plan will be vested in the HR Committee. All employees of the Corporation or its subsidiaries (excluding employees whose scheduled employment is less than 20 hours per week or less than five months per year) who complete one or more years of continuous service as of August 1, 1994, will be eligible to participate (except any employee who would own immediately after the grant, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the corporation employing such employee or the parent subsidiary of such corporation). Each participant will be granted the right to purchase one share of Common Stock for each $250 of annual compensation reflected on the corporate payroll system on July 29, 1994. Employees may purchase their optioned shares on October 3, 1994, and/or over the following 21-month purchase period, unless sooner terminated by the occurrence of one of the following events: (i) termination of employment; (ii) death, or retirement with the Corporation's consent; (iii) purchase of all shares which the participant elected to purchase, prior to the end of the purchase period; or (iv) withdrawal from the 1994 Plan. Purchase rights are not transferable except by will or by the laws of descent and distribution. Shares offered under the 1994 Plan will be subject to adjustment in the case of stock dividends, stock splits and certain other stock changes. In addition, no option granted under the 1994 Plan will permit a participant to purchase in any single calendar year shares of stock, together with all other shares which the participant may be entitled to purchase under all employee stock purchase plans in such year, at a rate in excess of $25,000 in fair market value for each calendar year in which such option is outstanding (the $25M Limit).
  In purchasing his allocation of shares under the 1994 Plan, an employee may purchase such shares on October 3, 1994, on the first business day of any month during the 21-month purchase period, and/or at the end of such period. Participants may open a savings account in a subsidiary bank of the Corporation to which payroll deductions would be deposited in an amount that is estimated to cover all or a portion of the purchase price of shares being purchased over the 21-month purchase period. At the end of the purchase period the balance in the account may be applied to such purchase unless the participant had previously elected to exercise his option or withdraw the balance prior to the end of the purchase period.
                                       21

New Plan Benefits
  The following table sets forth the number of shares of Common Stock underlying options that would have been granted under the 1994 Plan to the individuals and groups indicated if the effective date of the 1994 Plan was January 31, 1994, subject to the $25M Limit. The Dollar Value column represents the number of such optioned shares times the difference between the assumed option price of such shares (based on 85% of the market price of the Common Stock on the effective date) and such market price ($43.50), subject to the $25M Limit.
                               NEW PLAN BENEFITS

                                                                                          1994 Employee Stock
                                                                                             Purchase Plan
                                                                                                     No. of Shares
                                                                                    Dollar Value    With $25M Limit
Crutchfield......................................................................   $      7,496           1,148
Georgius.........................................................................          7,496           1,148
Hodnett..........................................................................         10,233           1,567
Atwood...........................................................................          8,750           1,340
Walker...........................................................................          8,541           1,308
Executive Group..................................................................        169,545          25,964
Non-Executive Director Group.....................................................              0               0
Non-Executive Employee Group.....................................................     19,178,852       2,937,037

  The actual number of shares to be offered will be determined by the salaries reflected on the corporate payroll system on July 29, 1994, to those eligible employees employed on August 1, 1994. The maximum number of shares of Common Stock authorized to be issued under the 1994 Plan is 4,000,000. To the extent shares of Common Stock are issued under the 1994 Plan, the percentage ownership of the outstanding shares of Common Stock held by the then existing stockholders of the Corporation will decrease. The last reported sale price of the Common
Stock on the New York Stock Exchange (the NYSE) on March   , 1994, was $
per share.
Amendment
  The 1994 Plan may be amended by the Board of Directors of the Corporation without vote of the stockholders of the Corporation, provided that no optionee's existing rights are adversely affected thereby and subject to certain other limitations set forth in the 1994 Plan.
Certain Federal Tax Consequences
  The 1994 Plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Internal Revenue Code of 1986, as amended (the Code). Certain favorable tax consequences are afforded to purchasers of stock pursuant to an employee stock purchase plan meeting those requirements. If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, he would not realize any ordinary income on exercise but would realize ordinary income upon disposition of such stock to the extent of the excess of the fair market value of such stock at the time the option was granted over its option price (which in the 1994 Plan would be the amount of the 15% reduction in price), and he would report any additional gain as capital gain. If such stock is disposed of when its fair market value is less than its fair market value at the time the option was granted, the amount of ordinary income is limited to the excess of the fair market value at the time of disposition over the option price. Neither the grant of an option under an employee stock purchase
                                       22
plan meeting the requirements in the Code nor the exercise of such an option has tax consequences to the Corporation. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, he must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option was exercised, and the Corporation may take an income tax deduction in that amount.
  The options granted under the 1994 Plan do not qualify as performance-based compensation under OBRA (as defined in Proposal 3 below). Therefore, with respect to dispositions of stock by Actual OBRA Officers (as defined in Proposal 3 below) within two years of the date of grant or one year of the date of exercise, the Corporation may not be able to take a deduction for federal income tax purposes for which it otherwise would be entitled. It is anticipated, due to restrictions on the value of shares which may be granted to such Actual OBRA Officers, that the value of any potential lost tax deductions will be immaterial.
  THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THE 1994 PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1994 PLAN. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR APPROVAL OF THE 1994 PLAN.
PROPOSAL 3. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S 1992 MASTER
            STOCK COMPENSATION PLAN
General
  The Corporation's 1992 Master Stock Compensation Plan (the 1992 Plan) was approved by the stockholders of the Corporation at the 1992 Annual Meeting of Stockholders. The 1992 Plan provides for the issuance of up to 5,000,000 shares of Common Stock to key employees of the Corporation and its subsidiaries (of which up to 2,000,000 shares may be shares of restricted stock), subject to adjustment in the event of any change in the outstanding shares of Common Stock as a result of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change (a Corporate Change). Shares that are not granted as shares of restricted stock may be issued upon the exercise of stock options granted under the 1992
Plan. The last reported sale price of the Common Stock on the NYSE on March   ,
1994, was $    per share.
  The 1992 Plan will remain in effect, subject to the Board's right to earlier terminate the 1992 Plan as hereinafter described, until all Common Stock subject to it shall have been purchased or acquired pursuant to the provisions of the 1992 Plan, provided no option or shares of restricted stock may be granted under the 1992 Plan on or after the tenth anniversary of the 1992 Plan's effective date, April 21, 1992. Participants have the right immediately prior to any dissolution or liquidation of the Corporation, or certain mergers or consolidations involving the Corporation, to exercise any unexercised options held by such participants, whether or not such options are then exercisable. Eligibility and Participation; Administration
  Participants in the 1992 Plan are selected by the HR Committee from among those officers and other key employees of the Corporation or its subsidiaries who are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success. In 1993, a total of 465 employees received stock options and shares of restricted stock under the Plan and one employee received shares of restricted stock only.
                                       23

  The HR Committee is responsible for the administration of the 1992 Plan. The HR Committee is authorized to interpret the 1992 Plan, to prescribe, amend, and rescind rules and regulations relating to the 1992 Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the 1992 Plan, but only to the extent not contrary to the express provisions of the 1992 Plan.
Options
  No option granted pursuant to the 1992 Plan may have an option price that is less than the fair market value of the Common Stock on the date the option is granted. Each option expires at such time as the HR Committee determines at the time such option is granted; provided, however, that no option may be exercisable later than the tenth anniversary date of its grant. Options granted under the 1992 Plan are exercisable at such times and are subject to such restrictions and conditions as the HR Committee in each instance approves, which need not be the same for all participants. Under the 1992 Plan, only incentive stock options (ISOs) to purchase up to $100,000 of Common Stock (measured as of the date of grant of the option) may vest as to each optionee in each calendar year.
  The option price upon exercise of any option is payable to the Corporation in full (i) in cash or its equivalent, (ii) by tendering shares of previously acquired Common Stock having a fair market value at the time of exercise equal to the total option price, or (iii) by a combination of (i) and (ii). The proceeds from any such cash payments are added to the general funds of the Corporation and used for general corporate purposes.
Restricted Stock
  Except as provided in the 1992 Plan, shares of restricted stock granted under the 1992 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for such period of time as determined by the HR Committee. During the period of restriction, participants holding shares of restricted stock granted under the 1992 Plan may exercise full voting rights with respect to those shares and, except as otherwise provided below, are entitled to receive all dividends and other distributions paid with respect to those shares.
Transferability; Amendment; Termination
  No options granted under the 1992 Plan, and during the applicable period of restriction no shares of restricted stock granted under the 1992 Plan, may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights granted to a participant under the 1992 Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives.
  The Board of Directors of the Corporation may at any time terminate, and from time to time may amend or modify the 1992 Plan; provided, however, no such action of the Board (in addition to the action referred to below with respect to the performance goal), without approval of the stockholders, may: (i) increase the total amount of Common Stock which may be issued under the 1992 Plan; (ii) change the class of employees eligible to receive options or restricted stock;
(iii) change the provisions of the 1992 Plan regarding option price; (iv) materially increase the cost of the 1992 Plan; (v) extend the period during which options or restricted stock may be granted; or (vi) extend the maximum period after the date of grant during which options may be exercised.
                                       24

Certain Federal Tax Consequences
  An optionee will not be taxed at the time a nonqualified stock option (Non-ISO) is granted. In general, an employee exercising a Non-ISO will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute capital gain or loss. If an employee exercises a Non-ISO and delivers shares of Common Stock as payment for part or all of the option price of the stock purchased (Payment Stock), no gain or loss will be recognized with respect to the Payment Stock and the excess, if any, of (x) the fair market value on the exercise date of the shares of stock received in excess of the number of shares of Payment Stock over (y) the amount of cash paid, if any, will be taxed as ordinary income and will be subject to applicable tax withholding. The Corporation will not recognize income, gain or loss upon the granting of a Non-ISO. Upon the exercise of such an option, the Corporation is entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.
  An employee will not be taxed at the time an ISO is granted. In general, an employee exercising an ISO will not be taxed at the time an ISO is exercised if the stock purchased is held for at least one year after the exercise date and at least two years after the date of grant; provided, however, the bargain element of exercised ISOs is treated as a tax preference item under the alternative minimum tax rules. If such holding periods are satisfied, the difference between the option price and the amount realized upon disposition of the stock will constitute long-term capital gain or loss. If such holding periods are not satisfied (an Early Disposition), the employee will recognize ordinary income to the extent of the lesser of the gain realized and the excess of the fair market value of the stock on the exercise date over the option price. If an employee exercises an ISO and delivers Payment Stock as payment for part or all of the option price of the stock purchased, no gain or loss will be recognized with respect to the Payment Stock and no tax will be payable with respect to the Payment Stock or the stock purchased; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO or an option granted under an employee stock purchase plan and the required holding periods in order to obtain favorable tax treatment relating to such stock are not met as of the date such stock is delivered, the employee will be treated as having sold the Payment Stock in an Early Disposition and will be subject to the rules described above for Early Disposition with respect to the Payment Stock. The Corporation will not recognize income, gain or loss upon the granting or exercise of an ISO, nor will it be entitled to any deduction upon the disposition of an ISO if the holding periods referred to above are satisfied. If such holding periods are not satisfied, the Corporation will be entitled to a deduction equal to the amount of the ordinary income recognized by the employee.
  In general, an employee who has received shares of restricted stock and who has not made an election under Section 83(b) of the Code to be taxed upon receipt, will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the earlier of the first time the rights of the employee are transferable or the restrictions lapse. The Corporation is entitled to a deduction at the time that the employee is required to recognize income. Shares of restricted stock granted to employees who are Actual OBRA Officers are subject to the deduction limitations under OBRA, as set forth below.
1992 Plan Amendments
  The 1992 Plan was amended by the Board of Directors of the Corporation in December 1993 and February 1994 (the 1992 Plan Amendments), subject to obtaining the approval of the stockholders of the Corporation, in order to preserve the Corporation's federal income tax deduction with respect
                                       25
to certain stock options and certain shares of restricted stock granted under the 1992 Plan, in accordance with the requirements of the Omnibus Budget Reconciliation Act of 1993 and the proposed regulations promulgated thereunder (together, OBRA).
  Under OBRA, the allowable federal income tax deduction by a publicly held corporation for compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated executive officers of such corporation serving as such at the end of such corporation's fiscal year (the Actual OBRA Officers) will be limited to no more than $1,000,000 per year (the OBRA Limitation), subject to certain exemptions, including an exemption relating to performance-based compensation that is payable (i) solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors, (ii) under a plan the material terms of which are approved by the stockholders, and (iii) solely upon certification by the compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.
  Under OBRA, stock options will qualify as performance-based compensation if, among other requirements:
    (i) the options are issued under a plan that specifies the maximum number of shares on which options may be granted to any employee within a specified period under the plan; and
    (ii) the option is granted with an exercise price at least equal to the fair market value of the underlying stock at the time of grant.
Stock options granted under the 1992 Plan meet the requirement set forth in (ii) above since options are granted at a price not less than the fair market value of the stock on the date of grant. The requirement set forth in (i) above will be deemed satisfied for previously approved plans (such as the 1992 Plan) until the first stockholders' meeting after December 31, 1996, at which directors are elected. Notwithstanding the foregoing, the Corporation is proposing to satisfy the requirement set forth in (i) above at this time as provided in the proposed amendment to the 1992 Plan indicated in (i) below.
  The 1992 Plan Amendments provide that:
    (i) no participant in the 1992 Plan shall be granted options to purchase more than 200,000 shares of Common Stock during any fiscal year, subject to adjustment as a result of a Corporate Change;
    (ii) prior to April 1, 1994, as to shares of restricted stock granted in 1994 to such executive officers of the Corporation and its subsidiaries whose compensation the HR Committee determines may be subject to the OBRA Limitation (the Expected OBRA Officers), the HR Committee shall determine the Expected OBRA Officers and an ROE performance goal, based on Adjusted Net Income (as defined below), for 1994 that will need to be attained by the Corporation in order to permit such shares to vest during the period of restriction for such shares. The value of any shares of restricted stock granted to an Expected OBRA Officer in 1994 (calculated by multiplying the closing price of the Common Stock on the NYSE on the date of grant times the number of shares of restricted stock granted) shall equal 100% of the Expected OBRA Officer's base salary being earned as of December 31, 1993; provided, however, the HR Committee may, in its discretion, reduce the number of such shares to be granted;
    (iii) prior to April 1, 1994, as to dividends or other distributions payable in the third and fourth quarters of 1994 on shares of restricted stock granted in 1994 to the Expected OBRA Officers, the HR Committee shall determine an ROE performance goal for the quarters ending prior to each such
                                       26
  quarters that will need to be attained by the Corporation in order to permit the payment of such dividends or other distributions in each such quarter; and
    (iv) prior to April 1, 1994, as to shares of restricted stock granted to an Expected OBRA Officer in 1995, and prior to January 1 of each year thereafter (commencing with 1995) as to shares of restricted stock granted to the Expected OBRA Officers in the following year, the HR Committee shall determine the Expected OBRA Officers and an ROE performance goal for 1994 and each year thereafter that will need to be attained by the Corporation in order to permit any shares of restricted stock to be granted to the Expected OBRA Officers in the year following each such year. The value of any shares of restricted stock granted to an Expected OBRA Officer (calculated by multiplying the closing price of the Common Stock on the NYSE on the date of grant times the number of shares of restricted stock granted) shall equal 100% of the Expected OBRA Officer's base salary being earned as of December 31 of the year preceding the year in which such shares are granted; provided, however, the HR Committee may, in its discretion, reduce the number of such shares to be granted.
  The term Adjusted Net Income means the Corporation's net income applicable to common stockholders reported in its income statement, adjusted to remove the effect of the following:
    (i) items to be disclosed under generally accepted accounting principles
        (GAAP), or that would be disclosed absent a materiality concept, in the Corporation's income statement as extraordinary gains or losses or as changes in accounting principles;
    (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under GAAP to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
    (iii) restructuring charges to be recognized in the Corporation's income statement as a result of current and/or pending acquisition transactions.
In situations where the Corporation's reported net income is adjusted as a result of pooling transactions noted above, the average equity of the Corporation for the applicable period, against which the Adjusted Net Income is compared to determine ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to consummation of the transaction.
  Pursuant to the 1992 Plan Amendments, in February 1994 the HR Committee determined the Expected OBRA Officers (the Named Officers indicated above) and the ROE performance goal that the Corporation will need to attain in 1994 (12%) in order to permit (i) vesting of any shares of restricted stock granted to the Expected OBRA Officers in 1994 in accordance with the normal vesting schedule for such shares, and (ii) any shares of restricted stock to be granted to the Expected OBRA Officers in 1995. In February 1994, the HR Committee also determined the ROE performance goal (12%) the Corporation will need to attain in
(i) the second quarter of 1994 in order to permit payment of any dividends or other distributions in the third quarter of 1994 on any shares of restricted stock granted to the Expected OBRA Officers in 1994, and (ii) the third quarter of 1994 in order to permit payment of such dividends or other distributions payable in the fourth quarter of 1994.
  If the 1992 Plan Amendments are approved by the stockholders, according to OBRA the 1992 Plan Amendments (with respect to shares of restricted stock) must be reapproved by the stockholders (i) if the terms of the performance goal are materially changed, and (ii) in any event after five years. Pursuant to OBRA, the determination by the HR Committee of different ROE performance goals is not considered to be a material change in the terms of the performance goal that must be approved by the Corporation's stockholders.
                                       27

  Under OBRA, the deductibility of compensation relating to shares of restricted stock granted under the 1992 Plan in June 1993, which will vest 20% per year over a five-year period, may not be grandfathered, and since such shares have previously been granted, such grants cannot be included in the 1992 Plan Amendments. Therefore, the Corporation may not be able to deduct all or a portion of the compensation relating to such grants to the Actual OBRA Officers.
  Since shares of restricted stock vest over a specified period following the grant of such shares, an executive officer not designated as an Expected OBRA Officer prior to the beginning of the year for which such shares are granted (prior to April 1, 1994, with respect to 1994 grants) may thereafter become an Actual OBRA Officer during the period of the grant, in which case the Corporation may not be able to deduct all or a portion of the compensation payable to such executive officer with respect to such shares of restricted stock.
  The 1992 Plan Amendments and the foregoing discussion are based on the proposed OBRA regulations referred to above. To the extent the final OBRA regulations differ from the proposed OBRA regulations (i) the 1992 Plan may be further amended by the Board of Directors to reflect the final OBRA regulations, and (ii) the foregoing discussion is qualified in its entirety and shall be subject to the terms and conditions of the final OBRA regulations.
New Plan Benefits
  The following table sets forth the number of stock options and shares of restricted stock granted under the 1992 Plan in June 1993 to the individuals and groups indicated.
                               NEW PLAN BENEFITS

                                                                                 1992 Master Stock Compensation Plan
                                                                                                      1993 Restricted
                                                                                1993 Stock Options     Stock Grants
Crutchfield..................................................................          24,000              16,000
Georgius.....................................................................          15,000              10,000
Hodnett......................................................................           9,000               6,000
Atwood.......................................................................           7,200               4,800
Walker.......................................................................           6,000               4,000
Executive Group..............................................................         124,140              82,760
Non-Executive Director Group.................................................               0                   0
Non-Executive Employee Group.................................................         420,285             281,565

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THE 1992 PLAN AMENDMENTS. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1992 PLAN AMENDMENTS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR APPROVAL OF THE 1992 PLAN AMENDMENTS.
PROPOSAL 4. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S
              MANAGEMENT INCENTIVE PLAN
General
  The Corporation's Management Incentive Plan (the Short-Term Plan) was approved by the Board of Directors of the Corporation in 1978 and has been amended by the Board of Directors on several
                                       28
occasions since 1978. The Short-Term Plan was further amended by the Board of Directors in February 1994 (the Short-Term Plan Amendments), subject to obtaining the approval of the stockholders of the Corporation.
Purpose and Eligibility
  The Short-Term Plan is intended to provide significant and sustaining motivation to key management personnel of the Corporation and its subsidiaries who are responsible for meeting the growth and profit objectives of the Corporation.
  Participants in the Short-Term Plan are limited to key members of senior management of the Corporation and its subsidiaries who are selected by the HR Committee. In 1993, there were 125 participants in the Short-Term Plan. Incentive Pool
  Pursuant to the Short-Term Plan, if the Corporation's ROE (based on net income as adjusted for certain items) is not less than 12% for a given fiscal year, a contribution to an incentive pool is made by the Corporation. The amount of the contribution is equal to a percentage of such net income, based on such ROE, ranging from 1% of such net income for an ROE of 12%, to a maximum of 2.5% of such net income for an ROE of 17% or greater.
  Except as provided below with respect to Expected OBRA Officers, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 100% of the individual's base salary.
Administration; Modification; Termination
  The Short-Term Plan is administered by the HR Committee. The Short-Term Plan may be terminated at any time by the Board of Directors of the Corporation. The Short-Term Plan may be amended by the HR Committee, subject to the approval of the stockholders with respect to certain amendments referred to below. Short-Term Plan Amendments
  The Short-Term Plan Amendments are intended to preserve the Corporation's tax deduction for certain awards made under the Short-Term Plan, in accordance with the requirements of OBRA (as defined under Proposal 3 above).
  As indicated above, under OBRA the allowable federal income tax deduction by a publicly held corporation for compensation paid or accrued with respect to the Actual OBRA Officers of such corporation will be limited to no more than $1,000,000 per year, subject to certain exemptions, including an exemption relating to performance-based compensation that is payable (i) solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors,
(ii) is payable under a plan the material terms of which are approved by the stockholders, and (iii) solely upon certification by the compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.
  The Short-Term Plan Amendments provide that prior to April 1, 1994, as to awards for 1994, and prior to January 1 of each year thereafter as to awards for each such year, the HR Committee shall
                                       29
determine the Expected OBRA Officers and an ROE performance goal (based on Adjusted Net Income) that will need to be attained by the Corporation for each such year in order to permit any awards to be made to the Expected OBRA Officers for such year. The amount of any award to an Expected OBRA Officer shall be equal to 100% of the Expected OBRA Officer's base salary as of December 31 of the year for which the award is made; provided, however, the HR Committee, in its discretion, may reduce the amount of any such award prior to payment. The Expected OBRA Officers (the Named Officers indicated above) and an ROE performance goal of 12% for 1994 were determined by the HR Committee in February 1994.
  Awards are payable in the first quarter of the year following the year in which the awards are earned, except for awards payable to Expected OBRA Officers. Such awards are payable on or after January 31 of such following year; provided, however, such awards may be paid prior to January 31 if they are discounted at a rate intended to reflect the time value of money.
  If the Short-Term Plan Amendments are approved by the stockholders, according to OBRA the Short-Term Plan Amendments must be reapproved by the stockholders
(i) if the terms of the performance goal are materially changed, and (ii) in any event after five years. Pursuant to OBRA, the determination of different ROE performance goals for each year by the HR Committee is not considered to be a material change in the terms of the performance goal that must be approved by stockholders.
  Since awards under the Short-Term Plan are made at the end of each year, an executive officer not designated as an Expected OBRA Officer prior to the beginning of the year for which an award is made (prior to April 1, 1994, with respect to awards for 1994) may thereafter become an Actual OBRA Officer for such year, in which case the Corporation may not be able to deduct all or a portion of the compensation payable to such executive officer with respect to such award.
  The Short-Term Plan Amendments and the foregoing discussion are based on the proposed OBRA regulations referred to above. To the extent the final OBRA regulations differ from the proposed OBRA regulations (i) the Short-Term Plan may be further amended by the HR Committee to reflect the final OBRA regulations, and (ii) the foregoing discussion is qualified in its entirety and shall be subject to the terms and conditions of the final OBRA regulations.
New Plan Benefits
  The following table sets forth the awards granted under the Short-Term Plan to the individuals and groups indicated for the year ended December 31, 1993.
                               NEW PLAN BENEFITS

                                                                                         Management Incentive Plan
                                                                                                1993 Awards
Crutchfield...........................................................................          $   810,000
Georgius..............................................................................              590,000
Hodnett...............................................................................              395,000
Atwood................................................................................              325,000
Walker................................................................................              250,000
Executive Group.......................................................................            4,890,000
Non-Executive Director Group..........................................................                    0
Non-Executive Employee Group..........................................................            6,002,800

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THE SHORT-TERM PLAN AMENDMENTS. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SHORT-TERM PLAN AMENDMENTS.
                                       30

PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR APPROVAL OF THE SHORT-TERM PLAN AMENDMENTS.
PROPOSAL 5. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S
              MANAGEMENT LONG-TERM CASH INCENTIVE PLAN
General
  The Corporation's Management Long-Term Cash Incentive Plan (the Long-Term
Plan) was approved by the Board of Directors of the Corporation in December 1991 and was amended by the Board of Directors in October and December 1992. The Long-Term Plan was further amended by the Board of Directors in February 1994 (the Long-Term Plan Amendments), subject to obtaining the approval of the stockholders of the Corporation.
Purpose and Eligibility
  Through recognition of both long-term performance of the Corporation relative to its peers and individual performance, the Long-Term Plan is intended to provide significant and sustaining motivation to key management personnel of the Corporation and its subsidiaries who are responsible for meeting the growth and profit objectives of the Corporation.
  Participants in the Long-Term Plan are limited to key members of senior management of the Corporation and its subsidiaries who are selected by the HR Committee. For awards granted in June 1993 for the 1991-1992 two-year period, there were 128 participants in the Long-Term Plan.
Incentive Pool
  Pursuant to the Long-Term Plan, if the Corporation's average ROE (based on net income as adjusted for certain items) is not less than 10% for the two-year period ending December 31, 1992, and for the three-year period ending each December 31 thereafter, a contribution to an incentive pool is made by the Corporation.
  The contribution to the pool is based on the rank of the Corporation's average ROE for the applicable period compared to the average ROE of a peer group of the 25 largest bank holding companies in the nation ranging from 50% of the base salaries of all participants in the Long-Term Plan for the last year of the applicable period if such rank is one, to 27% of such base salaries if such rank is 13.
  Except as otherwise provided below with respect to Expected OBRA Officers, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 100% of the individual's base salary.
Administration; Modification; Termination
  The Long-Term Plan is administered by the HR Committee. The Long-Term Plan may be terminated at any time by the Board of Directors of the Corporation. The Long-Term Plan may be amended by the HR Committee, subject to the approval of the stockholders with respect to certain amendments referred to above.
                                       31

Long-Term Plan Amendments
  The Long-Term Plan Amendments are intended to preserve the Corporation's tax deduction for certain awards made under the Long-Term Plan, in accordance with the requirements of OBRA (as defined under Proposal 3 above).
  As indicated above, under OBRA the allowable deduction by a publicly held corporation for compensation paid or accrued with respect to the Actual OBRA Officers of such corporation will be limited to no more than $1,000,000 per year, subject to certain exemptions, including an exemption relating to performance-based compensation that is payable (i) solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors, (ii) is payable under a plan the material terms of which are approved by the stockholders, and (iii) solely upon certification by the compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.
  The Long-Term Plan Amendments provide that prior to April 1, 1994, as to awards for the 1994-1996 three-year period, and prior to January 1 of each year thereafter as to awards for each three-year period thereafter, the HR Committee shall determine the Expected OBRA Officers and an average ROE performance goal (based on Adjusted Net Income) that will need to be attained by the Corporation for each such three-year period in order to permit any awards to be made to the Expected OBRA Officers for such period. The amount of any award to an Expected OBRA Officer shall be equal to 100% of the Expected OBRA Officer's base salary as of December 31 of the last year of the period for which the award is made; provided, however, the HR Committee, in its discretion; may reduce the amount of any such award prior to payment. The Expected OBRA Officers (the Named Officers indicated above) and an average ROE performance goal of 12% for the 1994-1996 three-year period were determined by the HR Committee in February 1994.
  Awards are payable at any time during the year following the end of the applicable period for which the awards are earned, except for awards payable to Expected OBRA Officers. Such awards are payable on or after the June 30th of such following year; provided, however, such awards may be paid prior to such June 30th if they are discounted at a rate intended to reflect the time value of money.
  If the Long-Term Plan Amendments are approved by the stockholders, according to OBRA the Long-Term Plan Amendments must be reapproved by the stockholders (i) if the terms of the performance goal are materially changed, and (ii) in any event after five years. Pursuant to OBRA, the determination of different ROE performance goals for each three-year period by the HR Committee is not considered to be a material change in the terms of the performance goal that must be approved by stockholders.
  Under OBRA, the deductibility of compensation relating to awards under the Long-Term Plan for the 1991-1993, 1992-1994 and 1993-1995 three-year periods may not be grandfathered, and since each of such three-year periods has previously commenced, such awards cannot be included in the Long-Term Plan Amendments. Therefore, the Corporation may not be able to deduct all or a portion of awards made to the Actual OBRA Officers for such periods.
  Since awards under the Long-Term Plan cover a three-year period, an executive officer not designated as an Expected OBRA Officer prior to the commencement of such period may thereafter become an Actual OBRA Officer during such period, in which case the Corporation may not be able to deduct all or a portion of the compensation payable to such executive officer with respect to such award.
                                       32

  The Long-Term Plan Amendments and the foregoing discussion are based on the proposed OBRA regulations. To the extent the final OBRA regulations differ from the proposed OBRA regulations (i) the Long-Term Plan may be further amended by the HR Committee to reflect the final OBRA regulations, and (ii) the foregoing discussion is qualified in its entirety and shall be subject to the terms and conditions of the final OBRA regulations.
New Plan Benefits
  The following table sets forth the awards granted under the Long-Term Plan in June 1993 to the individuals and groups indicated for the 1991-1992 two-year period.
                               NEW PLAN BENEFITS

                                                                                      Long-Term Cash Incentive Plan
                                                                                            1991-1992 Awards
Crutchfield........................................................................            $   375,000
Georgius...........................................................................                262,500
Hodnett............................................................................                182,500
Atwood.............................................................................                127,500
Walker.............................................................................                127,500
Executive Group....................................................................              1,910,000
Non-Executive Director Group.......................................................                      0
Non-Executive Employee Group.......................................................              2,174,900

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THE LONG-TERM PLAN AMENDMENTS. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE LONG-TERM PLAN AMENDMENTS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR APPROVAL OF THE LONG-TERM PLAN AMENDMENTS.
PROPOSAL 6. RATIFICATION OF APPOINTMENT OF AUDITORS
  The accounting firm of KPMG Peat Marwick has been appointed the Corporation's auditors for the year 1994 and, in accordance with established policy, such appointment is being submitted to the stockholders for ratification. In the event the appointment is not ratified by a majority of shares voted, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but such vote would be considered in connection with the appointment of auditors for 1995.
  KPMG Peat Marwick were auditors of the Corporation for the year ended December 31, 1993, and a representative of such firm is expected to attend the Meeting, respond to appropriate questions from stockholders and proxyholders present at the Meeting and if such representative desires, which is not now anticipated, make a statement.
  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED FOR THIS PROPOSAL.
OTHER MATTERS; STOCKHOLDER PROPOSALS
  Management of the Corporation is not aware of any other matters which are to be presented at the Meeting but if any such matters are so presented which may require a vote of the stockholders, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies
                                       33
therein to vote the shares represented by such proxy as to any such matters. The Corporation's By-laws include provisions setting forth specific conditions under which business may be transacted at an annual meeting of stockholders.
  Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders of the Corporation should be received by the Corporation at its offices at One First Union Center, Charlotte, North Carolina 28288-0013,
Attention: Corporate Secretary, on or before November 12, 1994, in order to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting. The submission of such proposals by stockholders and the consideration of such proposals by the Corporation for inclusion in next year's proxy statement and form of proxy are subject to applicable rules and regulations of the Securities and Exchange Commission.
March   , 1994
  A COPY OF THE CORPORATION'S 1993 ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE (EXCEPT FOR EXHIBITS) UPON WRITTEN REQUEST TO FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NC 28288-0206, ATTENTION: T. SEAN FOX.
                                       34

                            FIRST UNION CORPORATION
P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   The undersigned stockholder of First Union Corporation (the Corporation) hereby constitutes and appoints W. Waldo Bradley, Robert D. Davis and Leonard G. Herring and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of the Corporation held of record by the undersigned on March 1, 1994, at the Annual Meeting of Stockholders of the Corporation to be held on April 19, 1994, and at any and all adjournments thereof.
    1. PROPOSAL TO ELECT THE NINE NOMINEES LISTED BELOW AS CLASS II DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS, AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

( ) FOR all nominees listed below                 ( ) WITHHOLD AUTHORITY
below)(except as marked to the contrary           to vote for all nominees listed below.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
Robert D. Davis; Roddy Dowd, Sr.; William H. Goodwin, Jr.; Torrence E. Hemby, Jr.; Jack A. Laughery; Radford D. Lovett; Randolph N. Reynolds; John D. Uible;
     and Kenneth G. Younger
   2. PROPOSAL TO APPROVE THE CORPORATION'S 1994 EMPLOYEE STOCK PURCHASE PLAN.
      ( ) FOR                 ( ) AGAINST                 ( ) ABSTAIN
   3. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S 1992 MASTER STOCK COMPENSATION PLAN.
      ( ) FOR                 ( ) AGAINST                 ( ) ABSTAIN
                           (continued on other side)

   4. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT INCENTIVE PLAN.
      ( ) FOR                 ( ) AGAINST                 ( ) ABSTAIN
   5. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT LONG-TERM CASH INCENTIVE PLAN.
      ( ) FOR                 ( ) AGAINST                 ( ) ABSTAIN
   6. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS AUDITORS OF THE CORPORATION
     FOR 1994.
      ( ) FOR                  ( ) AGAINST                  ( ) ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 6. THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, IN THEIR SOLE DISCRETION.

                                               SIGNATURE(S) OF STOCKHOLDER
                                          Please sign exactly as name appears on
                                          this proxy. When shares are held by
                                          joint tenants, both should sign. When
                                          signing on behalf of a corporation or
                                          partnership, or as attorney, agent or
                                          fiduciary, please indicate the
Dated: 1994                               capacity in which you are signing.
    PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.

******************************************************************************
                                  APPENDIX

On the Dear Stockholder page a First Union logo and a signature of Edward E. Crutchfield, Jr. appear where indicated.

On the Notice of Annual Meeting a signature of Edward E. Crutchfield, Jr. appears where indicated.

On Pages 3 through 7 corresponding pictures of the nominees appear where indicated next to their names.

On page 19 the Performance Graph appears where noted. The plot points for the graph are listed below:

                                          December 31,
                          1988     1989   1990   1991    1992    1993
The Corporation........    100      97     77     158     237     232
S&P 500................    100     132    127     166     179     197
KBW 50.................    100     119     85     135     172     182